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News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter and Nine-Months ended September 30, 2005

San Juan, Puerto Rico, Thursday, October 13, 2005 – Popular, Inc.’s (the “Corporation”) (NASDAQ: BPOP, BPOPO) net income for the third quarter of 2005 reached $115.2 million, compared with $115.4 million in the third quarter of 2004. Earnings per common share (EPS) for the quarters ended September 30, 2005 and 2004, basic and diluted, were $0.42. Net income for the third quarter of 2005 represented a return on assets (ROA) of 0.99% and a return on common equity (ROE) of 14.21%, compared with 1.13% and 16.22%, respectively, for the same period in 2004.

For the nine-months ended September 30, 2005, the Corporation’s net income reached $410.5 million, a 13% increase compared with $361.7 million for the same period in 2004. EPS for the nine-months ended September 30, 2005, basic and diluted, after the cumulative effect of accounting change, were $1.50, compared with $1.32 in the same period of 2004. Basic and diluted EPS for the nine-months ended September 30, 2005, before the cumulative effect of accounting change, were $1.49. ROA and ROE for the first nine months of 2005 were 1.20% and 17.61%, respectively, compared with 1.25% and 17.63%, respectively, for the same period in 2004. The results for the nine-months ended September 30, 2005 included $50.9 million in net gains on sale of investment securities, mainly marketable equity securities, and valuation adjustments in the available-for-sale securities portfolio, compared with $13.4 million in the same period of 2004. Refer to the accompanying tables for further financial information corresponding to the nine-months ended September 30, 2005 and 2004.

“We are very satisfied with the growth of our loan portfolio and our recent acquisitions will further strengthen our production while expanding the services we offer,” indicated Richard L. Carrión, President and Chief Executive Officer. “While  the foregoing is not yet reflected in our earnings due to tighter profit margins caused by, among other factors, a flattening yield curve and a very competitive market, we remain confident Popular will continue to thrive.”

  Net interest income for the quarter ended September 30, 2005 decreased only slightly compared with the same period of 2004. The favorable impact of higher average volume of earning assets was offset by a decline in the net interest margin. Average earning assets for the quarter ended September 30, 2005 increased by $4.4 billion, or 11%, compared with the same period in the previous year, mostly associated with an increase of $3.5 billion in loans. Commercial loans contributed 69% of the total increase in average loans, while consumer, mortgage and lease financing contributed 17%, 9% and 4%, respectively. This growth includes the impact of the acquisitions of Quaker City Bank and Kislak Financial Corporation in the U.S. mainland. A considerable portion of the loan portfolios of these acquired institutions consisted primarily of real estate secured loans. Loan growth has also been attained due to stronger sales efforts, promotional campaigns and business initiatives. In addition to loan growth, there was an increase of $0.8 billion in investment securities, mainly in U.S. Agency securities. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $1.9 billion and $3.0 billion, respectively.

The net interest yield for the third quarter of 2005 was 3.24% compared with 3.61% for the quarter ended September 30, 2004. This decrease in the net interest yield was mainly due to an increase of 73 basis points in the average cost of interest bearing liabilities, reflecting the upward trend in short-term interest rates that resulted from revisions by the Federal Reserve (FED) commencing in June 2004. The yield on earning assets for the quarter ended September 30, 2005 increased 34 basis points compared with the same period in the previous year, principally related with improvements in the average yield of the investment portfolio by 33 basis points and in the loan portfolio by 27 basis points, mostly associated with the commercial loan portfolio. The decline in the net interest margin was partly due to rising short-term interest rates and a flattening yield curve, which caused borrowing costs to increase at a faster rate than the yield on earning assets. Also, the increase in average deposits has been substantially in time deposits, a higher-cost category.

The provision for loan losses totaled $50.0 million for the third quarter of 2005, compared with $46.6 million in the same period of 2004. The increase in provision resulted from higher net charge-offs combined with portfolio growth in all loan categories. Net charge-offs for the quarter ended September 30, 2005 totaled $47.5 million or 0.66% of average loans held-in-portfolio, compared with $42.5 million or 0.67% in the third quarter of 2004. The increase in net charge-offs for the quarter ended September 30, 2005 when compared with the same quarter the previous year, was reflected in mortgage loans by $3.5 million and consumer loans by $2.5 million. Commercial, including construction loans, and lease financing net charge-offs decreased $1.1 million on a combined basis. The provision for loan losses represented 105% of net charge-offs for the third quarter of 2005 compared to 110% in the same period of 2004.

The increase of $30.5 million in non-interest income for the quarter ended September 30, 2005, compared with the same period in 2004, was mostly associated with higher service charges on deposit accounts and other service fees, which on a combined basis increased by $19.3 million, or 17%. The growth in these fees was principally the result of the banking operations acquired in the U.S. mainland and to higher credit card fees due to transactional volume and revenues derived from the mortgage banking business. Also, the increase was associated with higher fees from the Corporation’s insurance business in Puerto Rico, processing and investment banking services, among others. Gains on the sale of loans rose $5.7 million, or 48%, primarily as a result of a $325 million mortgage loans securitization and sale performed by Popular Financial Holdings during the quarter. Furthermore, the results for the quarter ended September 30, 2005 included $10.7 million in unfavorable valuation adjustments on interest-only strips originated in prior securitizations as a result of anticipated higher prepayments caused by continued low long-term interest rates, partially offset by higher gains on the sale of investment securities by $9.8 million, primarily marketable equity securities. As of September 30, 2005 the Corporation carried approximately $52 million in interest-only strips derived specifically from mortgage loan securitizations performed by Popular Financial Holdings.

Operating expenses totaled $329.4 million for the quarter ended September 30, 2005, an increase of 11%, compared with the same period in 2004. Personnel costs increased by $12.0 million, driven mostly by higher salaries and related taxes, due in part to merit increases and higher headcount, including the acquired operations in the U.S. mainland, growth in Popular Financial Holdings operations, and reinforcement of the retail network in Puerto Rico, among other factors. Full-time equivalent employees were 12,685 at September 30, 2005, an increase of 683 employees from the same date in 2004. All other operating expenses, excluding personnel costs, increased $19.5 million, or 13%, compared with 2004. Included here were higher net occupancy expenses related in part with the U.S. mainland acquisitions and business growth, and higher business promotion expenses as a result of sales efforts in the U.S. banking operations directed to deposit gathering campaigns, the New York Mets sponsorship, and promotional campaigns for the ATH network in Puerto Rico. Other increases in operating expenses included equipment expenses, which resulted in part from the operations of the banks acquired in the U.S. mainland and the implementation of new application systems, and professional fees which rose partly due to higher support for system conversions, including consulting and computer services, and legal expenses.

The Corporation’s total assets at September 30, 2005 amounted to $47.1 billion, compared with $42.9 billion at September 30, 2004 and $44.4 billion at December 31, 2004. At September 30, 2005, total loans, including loans held-for-sale, reached $30.6 billion, compared with $27.5 billion on the same date in the previous year. Commercial and construction loans rose $1.8 billion, or 17%, since September 30, 2004, while mortgage loans, including loans held-for-sale, increased $511 million, or 4%. Consumer loans also contributed to the growth by $531 million, or 13%, since September 30, 2004, mainly in personal and auto loans. At December 31, 2004, total loans, including loans held-for-sale, amounted to $28.7 billion. Investment and trading securities totaled $12.7 billion at September 30, 2005, compared with $12.0 billion and $12.2 billion at September 30, 2004 and December 31, 2004, respectively.

The allowance for loan losses amounted to $459 million at September 30, 2005 or 1.55% of loans held-in-portfolio, compared with $446 million or 1.64% at the same date in 2004, and $437 million or 1.56% at December 31, 2004. Non-performing assets were $630 million or 2.12% of loans held-in-portfolio at September 30, 2005, compared with $623 million or 2.29% at the end of the third quarter of 2004, and $614 million or 2.19% at December 31, 2004. The allowance for loan losses as a percentage of non-performing loans was 83.20% at September 30, 2005, compared with 79.01% at the same date the previous year and 78.89% at December 31, 2004. The increase in non-performing assets from September 30, 2004 was driven mostly by other real estate assets, which rose by $19 million, mainly associated with foreclosures in the mortgage business, while non-performing commercial, including construction loans, rose by $6 million. Mortgage, lease financing and consumer non-performing loans declined by $13 million, $3 million and $2 million, respectively, from September 30, 2004 to the same date in 2005. The impact of Hurricanes Katrina and Rita on the Corporation’s U.S. operations is not considered significant.

Deposits totaled $22.6 billion at September 30, 2005, compared with $20.5 billion at the end of the third quarter of 2004, an increase of $2.1 billion, or 10%. At December 31, 2004, total deposits were $20.6 billion. The increase in deposits was associated with the acquisition of Kislak Financial Corporation and with marketing campaigns and sales efforts. Time deposits contributed with $1.7 billion, or 81% of the growth since September 30, 2004, and $1.9 billion, or 96%, since December 31, 2004. Borrowed funds increased $1.9 billion, reaching $20.6 billion at September 30, 2005, from $18.7 billion on the same date the previous year. At December 31, 2004, borrowings amounted to $19.9 billion. The increase in borrowings since September 30, 2004 was mostly comprised of repurchase agreements and secured borrowings arising in on-balance sheet securitization transactions. At September 30, 2005, stockholders’ equity was $3.2 billion, compared with $3.0 billion at the end of the third quarter of 2004 and $3.1 billion at December 31, 2004. The increase in stockholders’ equity since September 30, 2004 was mainly due to earnings retention, partially offset by an unfavorable change of $171 million in the unrealized loss position of the available-for-sale investment portfolio.

The market value of the Corporation’s common stock at September 30, 2005 was $24.22 per common share, compared with $26.30 at the end of the third quarter of 2004. At December 31, 2004 the market value of the common stock was $28.83. The Corporation’s market capitalization at September 30, 2005 was $6.5 billion, compared with $7.0 billion at September 30, 2004 and $7.7 billion at December 31, 2004. At September 30, 2005 the Corporation’s common stock had a book value per share of $11.36, compared with $10.60 at the same date the previous year. At December 31, 2004 the book value per share was $10.95.

This press release should be read in conjunction with the accompanying tables which are an integral part of this analysis.

* * *

On January 18, 2005, the Corporation announced that it had been informed by the Antitrust Division of the U.S. Department of Justice that the Department of Justice was conducting an investigation concerning the participation by its subsidiary, GM Group, Inc. (which after a reorganization in 2004 became part of EVERTEC, Inc.), in the E-rate program, which is administered by the Federal Communications Commission (FCC) and pays for telecommunications services and related equipment for schools and libraries.

On October 13, 2005, the Corporation entered into a Settlement Agreement with the Department of Justice and the Federal Communications Commission in connection with this matter. Pursuant to the Settlement Agreement, EVERTEC, Inc., without admitting liability and denying any allegations of misconduct, agreed to make a $4.8 million payment to the United States and agreed to voluntarily disqualify itself from bidding on or performing any work related to contracts funded by the Federal Communications Commission for a three year period. EVERTEC, Inc. also agreed to cooperate with U.S. governmental authorities in any investigation or litigation related to its participation in the E-rate program. The Settlement Agreement did not have and is not expected to have an impact on the Corporation’s third or fourth quarter results of operations or the Corporation’s financial condition because the full amount of the settlement payment has been previously accrued and because EVERTEC, Inc. is not engaged in work related to Federal Communications Commission contracts.

* * *

In August 2005, Popular, Inc. and E-LOAN, Inc., a California-based online consumer direct lender, announced the signing of a definitive merger agreement under which Popular, Inc. will acquire 100% of the issued and outstanding shares of common stock and common stock equivalents of E-LOAN, Inc. for $4.25 per share in cash, or approximately $300 million. E-LOAN, Inc., which will become a wholly-owned subsidiary of Popular Financial Holdings, originated over $5 billion in mortgage, home equity, and auto loans in 2004. Through this merger, Popular, Inc. will further expand its penetration into the U.S. market, complement its existing non-prime and warehouse lending businesses, and significantly enhance its technology platform to support its growth strategy in which the internet plays an important role. This transaction, which was unanimously approved by the boards of directors of both companies, is subject to E-LOAN, Inc. shareholder approval and is expected to close in the fourth quarter of 2005.

Also, in September 2005, Popular, Inc. announced a definitive merger agreement to acquire the assets of Infinity Mortgage Corporation, based in New Jersey. The operations of Infinity Mortgage will become part of the mortgage business of Equity One, Inc., a subsidiary of Popular Financial Holdings. The transaction, which is expected to be completed during the fourth quarter of 2005, will help increase Popular, Inc.’s market share in the U.S. as well as strengthen its existing mortgage and loan servicing businesses. Infinity Mortgage Corporation originated over $220 million in mortgage loans during 2004 and operates in New Jersey, New York, Connecticut, Maryland, Massachusetts and Pennsylvania.

Furthermore, on September 21, 2005, Popular, Inc. announced that ACE Cash Express, Inc. will acquire substantially all of the assets of Popular Cash Express, Inc. (“PCE”), our wholly-owned check cashing business in U.S., for $36 million. The Corporation has been constrained in its ability to compete against non-bank owned check cashing operations, which are less regulated than banking institutions, but is committed to remain an active participant in the industry as a lender and servicer to other retail check cashing institutions, and will continue to collaborate with regulators and lawmakers to accelerate the integration of unbanked and underbanked individuals into mainstream financial services.   The agreements signed by Popular and ACE do not require regulatory approval and are subject to customary closing terms and conditions. The transaction is expected to become effective during the fourth quarter of 2005.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an assets acquisition unit. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 112 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.  Popular is ranked among FORTUNE magazine’s 2005 100 Best Companies to Work For.

An electronic version of this release can be found at the Corporation’s website, www.popularinc.com.

Popular, Inc.

Financial Summary (In thousands, except per share data)	Quarter ended September 30,		Third Quarter 2005-2004	Second
	2005	2004	Percent Variance	Quarter 2005
Summary of Operations
Interest income	$666,088	$563,767	18.15%	$647,096
Interest expense	317,978	215,575	47.50	289,666
Net Interest income	348,110	348,192	(0.02)	357,430
Provision for loan losses	49,960	46,614	7.18	49,936
Net interest income after provision for loan losses	298,150	301,578	(1.14)	307,494
Other income	171,261	143,743	19.14	170,229
Net (loss) gain on sale and valuation adjustment of investment securities	(920)	-		561
Trading account profit	4,707	803		19,668
Total non-interest income	175,048	144,556	21.09	190,458
Salaries and benefits	149,792	137,569	8.88	147,984
Profit sharing	4,890	5,083	(3.80)	6,268
Amortization of intangibles	2,387	1,984	20.31	2,141
Other operating expenses	172,344	153,237	12.47	167,806
Total operating expenses	329,413	297,873	10.59	324,199
Income before income tax	143,785	148,261	(3.02)	173,753
Income tax	28,569	32,880	(13.11)	41,393
Net Income	$115,216	$115,381	(0.14)	$132,360
Net income applicable to common stock	$112,237	$112,402	(0.15)	$129,382
Basic and diluted earnings per share	$0.42	$0.42		$0.48
Dividends declared per common share	$0.16	$0.16		$0.16
Average common shares outstanding	267,244,997	266,414,016		267,038,028
Average common shares outstanding – assuming dilution	267,835,364	266,818,378		267,480,557
Common shares outstanding at end of period	267,152,969	266,345,324		266,933,015
Selected Average Balances
Total assets	$46,047,681	$40,783,407	12.91	$45,598,760
Total loans *	29,297,237	25,751,941	13.77	29,034,579
Earning assets	42,924,701	38,551,188	11.34	42,595,868
Deposits	22,566,763	19,587,893	15.21	22,338,634
Interest-bearing liabilities	38,109,606	33,281,456	14.51	37,315,042
Stockholders’ equity	3,320,569	2,943,636	12.81	3,229,654
Selected Financial Data at Period-End
Total assets	$47,119,608	$42,855,594	9.95	$46,014,829
Total loans *	30,550,083	27,517,298	11.02	29,149,789
Earning assets	43,913,870	40,337,786	8.87	42,977,437
Deposits	22,578,709	20,483,218	10.23	23,019,499
Interest-bearing liabilities	39,461,214	35,067,658	12.53	37,162,359
Stockholders’ equity	3,220,896	3,010,495	6.99	3,270,308
Performance Ratios
Net interest yield **	3.24%	3.61%		3.35%
Return on assets	0.99	1.13		1.16
Return on common equity	14.21	16.22		17.06
Credit Quality Data
Non-performing assets	$630,182	$623,085	1.14	$611,374
Net loans charged-off	47,489	42,482	11.79	41,204
Allowance for loan losses	459,425	445,845	3.05	456,954
Non-performing assets to total assets	1.34%	1.45%		1.33%
Allowance for losses to loans held -in -portfolio	1.55	1.64		1.59

Includes loans held-for-sale
**Not on a taxable equivalent basis

Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary (In thousands, except per share data)	For the period ended September 30,
	2005	2004	Percent Variance
Summary of Operations
Interest income	$1,946,464	$1,614,779	20.54%
Interest expense	883,638	595,170	48.47
Net Interest income	1,062,826	1,019,609	4.24
Provision for loan losses	144,232	132,641	8.74
Net interest income after provision for loan losses	918,594	886,968	3.57
Other income	492,066	436,074	12.84
Net gain on sale and valuation adjustments of investment securities	50,891	13,435
Trading account profit (loss)	28,138	(748)
Total non-interest income	571,095	448,761	27.26
Salaries and benefits	448,045	408,372	9.71
Profit sharing	16,805	16,404	2.44
Amortization of intangibles	6,770	5,586	21.20
Other operating expenses	498,826	438,909	13.65
Total operating expenses	970,446	869,271	11.64
Income before income tax and cumulative effect of accounting change	519,243	466,458	11.32
Income tax	112,395	104,774	7.27
Income before cumulative effect of accounting change	406,848	361,684	12.49
Cumulative effect of accounting change, net of tax	3,607
Net Income	$410,455	$361,684	13.48
Net income applicable to common stock	$401,520	$352,749	13.83
Basic EPS before cumulative effect of accounting change	$1.49	$1.32
Diluted EPS before cumulative effect of accounting change *	$1.49	$1.32
Basic and diluted EPS after cumulative effect of accounting change	$1.50	$1.32
Dividends declared per common share	$0.48	$0.46
Average common shares outstanding	267,043,298	266,197,350
Average common shares outstanding – assuming dilution	267,583,122	266,507,936
Common shares outstanding at end of period	267,152,969	266,345,324
Selected Average Balances
Total assets	$45,699,254	$38,793,708	17.80
Total loans **	29,213,718	24,222,902	20.60
Earning assets	42,687,107	36,626,461	16.55
Deposits	22,169,512	18,960,531	16.92
Interest-bearing liabilities	37,589,225	31,470,346	19.44
Stockholders’ equity	3,229,283	2,860,175	12.91
Performance Ratios
Net interest yield ***	3.32%	3.71%
Return on assets	1.20	1.25
Return on common equity	17.61	17.63
Credit Quality Data
Non-performing assets	$630,182	$623,085	1.14
Net loans charged-off	127,159	118,079	7.69
Allowance for loan losses	459,425	445,845	3.05
Non-performing assets to total assets	1.34%	1.45%
Allowance for losses to loans held-in-portfolio	1.55	1.64

*    Quarterly amounts for 2005 do not add to the year-to-date total due to rounding.
**  Includes loans held-for-sale
***Not on a taxable equivalent basis

Notes: Certain reclassifications have been made to prior periods to conform with this period.